SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into, effective as of the last date written below, by and among RICHARD T. HINES (“Director”), RTH CONSULTING INC. (“RTH”), and TECHNOCONCEPTS INC. (the “Company”).

WHEREAS, Director is the principal of RTH; and

WHEREAS, Director and the Company have had a business relationship wherein Director has been a director (but not an employee) of the Company and RTH provided consulting services to the Company; and

WHEREAS, Director and RTH have disclosed all material facts with respect to their consulting agreement with the Company and with any entity which the Company has contacted regarding a business relationship, and the Company’s board has reviewed all information and ratified and approved such disclosed self-interested transactions of Director; and

WHEREAS, the consulting agreement between RTH and the Company expired by its own terms on January 31, 2006; and

WHEREAS, amounts are owing to RTH pursuant to the consulting agreement between RTH and the Company, but such amounts are in dispute; and

WHEREAS, Director wishes to resign amicably from the Company as described herein; and

WHEREAS, Director, RTH, and the Company wish to end their relationship with all actual and potential disputes between them completely and amicably resolved, so that there are no disagreements among them:

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and in consideration of the amounts to be paid by the Company to Director under this Agreement, amounts which are disputed by the Company, Director and the Company hereby agree as follows:

1.  Resignation from Company. Director hereby resigns from the Company and shall no longer serve as a director of the Company as of the date written below (the “Separation Date”).

2.  Payment by Company. On the Separation Date, the Company shall pay to Director the sum of $108,691.35 by certified check or wire transfer.

3.  Stock Options. The Company granted to the Director the vested right to purchase 90,000 shares of common stock of the Company for an aggregate exercise price of $291,900, pursuant to the Company’s 2005 Equity Incentive Plan and the Notice of Stock Option Grant dated November 2, 2005 (the “Option Grant”). Such right shall remain exercisable in accordance with and subject to the terms and provisions of the Option Grant and the associated Option Agreement (including but not limited to terms relating early expiration following termination of employment and/or consulting relationship - the Separation Date shall be considered to be the termination date). Such options shall be subject to the U.S. tax laws. Director acknowledges and agrees that he must consult with his own tax advisor or attorney regarding the appropriate tax treatment for all of his nonqualified stock options and that he is not depending on any employee of the Company to provide such advice.

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4.  Tax Liability. Director shall be responsible for all tax liability associated with any consideration paid pursuant to this Agreement and stock options granted to him by the Company.

5.  Non-Competition. As consideration for the payment made pursuant to Section 3 and in order to protect the Company’s trade secret and other “confidential information” of the Company as described below in Section 7, during a period of one (1) year from the Separation Date, Director and RTH shall not, other than with the prior written consent of the Board of Directors of the Company, engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) with any company currently commercializing multi-band multi-mode RF transceiver technology; provided that Director or RTH may own less than two percent of the outstanding securities of any such publicly traded competing corporation.

6.  Nonsolicitation. During a period of two (2) years after the Separation Date, without written permission from the Company, Director and RTH will not directly or indirectly engage, or participate in the solicitations of any employee or consultant of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company.

7.  Nondisclosure. During the term of this Agreement and thereafter, Director and RTH shall not, without the prior written consent of management of the Company, disclose or use for any purpose confidential information or proprietary data of the Company, except as required by applicable law or legal process; provided, however, that “confidential information” shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by Director or RTH) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Director and RTH agree to deliver to the Company on or before the Separation Date, or at any other time that the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company which he may then possess or have under his control (with the exception of Director’s list of industry and business contacts, which the Company acknowledges shall be retained by Director).

8.  Nondisparagement. The parties further agree that from and after the execution of this agreement, none of the parties will make or publish any statement, written or oral, materially disparaging the reputation of any of the other parties or of any of its present or future officers, shareholders, subsidiaries or affiliates, or any of such parties' respective businesses or products.

9.  Disclosure. Director acknowledges that he is familiar with Item 5.02 of Form 8-K under the Securities Exchange Act of 1934 (“Item 5.05”) entitled “Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.” Director further acknowledges that his resignation is not “because of a disagreement with the Registrant” as that phrase is used in Item 5.02 and that Director has not and will not furnish the Company with any written correspondence as described in Paragraph (a)(2) of Item 5.02. Director acknowledges that the Company will file a Form 8-K disclosing Director’s resignation, with the following language: “On [date], Richard T. Hines resigned as a director of the Company.” Director hereby states that he agrees with such disclosure, he has been provided an opportunity by the Company to furnish it with a letter stating whether he agrees with the Company's disclosures in response to Item 5.02, and he will not furnish the Company with such letter.

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10.  Mutual Release. Director and RTH acknowledge that the consideration described herein is given in exchange for their signing this Agreement, and their entitlement to such amounts are disputed by the Company. Director and RTH agree that the consideration is in full satisfaction of any claims, liabilities, demands or causes of action, known or unknown and he hereby release and forever discharge the Company and each of its past and present directors, managers, officers, shareholders, agents, consultants, advisers, employees, attorneys, servants, parents, subsidiaries, employee benefit plans, predecessors, successors and assigns, and each of them separately and collectively (the “Releasees”) from any and all claims, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, that they ever had, now have or may hereafter claim to have against the Releasees. The release includes, but is not limited to:

(a) any and all claims arising out of or in connection with the consulting work performed by Director and/or RTH, including (but not limited to) claims for compensation and/or for a share of any profits or ownership interests in any business relationships or other opportunities that may result from or in connection with any introductions or other connections made by or through Director and/or RTH for or on behalf of the Company;

(b) any and all claims relating to mental, physical or emotional injuries sustained from invasion of privacy, to defamation, to interference with prospective economic advantage, to intentional or negligent infliction of emotional distress, to Director’s engagement or nonengagement by the Company as a consultant or as a director, to the termination of his consultancy and directorship, to any status, term or condition in such employment, or to any physical or mental harm or distress from such engagement or from termination of such engagement;

(c) any and all claims under California or other applicable statutory or decisional law pertaining to wrongful discharge, discrimination, retaliation or breach of contract or breach of public policy;

(d) any and all claims for costs, expenses or attorneys’ fees; and

(e) any and all claims relating to the tax obligation for which Director may become liable as a result of this Agreement.

The Company hereby releases and forever discharges Director, RTH, and each of their predecessors, successors, representatives and assigns from any and all claims, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, that the Company ever had, now has or may hereafter claim to have against Director or RTH.

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Notwithstanding the foregoing, execution of this Agreement does not bar any claims for breach of this Agreement.

11.  Waiver. The parties expressly waive all rights under Section 1542 of the Civil Code of California which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The parties agree that the possibility that such unknown claims exist was taken into account in determining the amount of consideration to be paid for the giving of this Agreement.

12.  Covenant Not To Sue. Each party covenants and agrees that such party will never, individually or with any person or in any way, commence or aid in any way, except as required by due legal process, prosecute or cause or permit to be commenced or prosecuted, any action or other proceeding based upon any claim which is released by Section 10 of this Agreement. This Agreement shall be deemed breached and a cause of action shall be deemed to have accrued immediately upon the commencement or prosecution of any action or proceeding contrary to this Agreement.

In the event of any breach of this Section 12, the non-breaching party shall be entitled to recover not only the amount of judgment which may be awarded against such releasee, but also all such other damages, costs and expenses as may be incurred by such releasee, including court costs, attorneys’ fees and all costs and expenses, taxable or otherwise, in preparing the defense of or defending against, or seeking or obtaining an abatement of or injunction against, any action or proceeding brought in violation of this Section 12 and in prosecuting any claim, counterclaim or cross-claim based hereon.

13.  No Assignment; Authority. The parties represent and warrant that no other person had or has or claims any interest in the claims referred to in Section 10 above; that they have the sole right and exclusive authority to execute this Agreement; that they have the sole right to receive the consideration paid therefor; and that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered by this Agreement.

14.  No Admission. The parties acknowledge that the payment of consideration, referred to herein, is made solely for the purpose of purchasing peace and eliminating possible involvement in protracted litigation based upon disputed claims that the other could make and does not constitute an admission or concession of any liability on account of any of said claims, liability for which is expressly denied by all releasees.

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15.  Indemnification. Notwithstanding his separation from the Company, Director shall continue to be entitled to indemnification in accordance with the Certificate of Incorporation (as amended) and the Bylaws of the Company in effect, as well as any contractual indemnification agreements between Director and the Company. Director shall remain covered under the Company’s directors and officers insurance policy for as long as any such policy covers any other Company executive with respect to acts occurring prior to termination of Director’s service as a director of the Company.

16.  Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. certified mail, return receipt requested and postage prepaid. In the case of Director and RTH, mailed notices shall be addressed to them at the address from which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Director, RTH, and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements (including any employment agreement), representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than choice-of-law provisions). Captions are for reference only and shall not be used to interpret this Agreement.

(e) Disputes. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS/Endispute or a similar dispute resolution service (as may be agreed by the parties), for mediation in Los Angeles, California, and if the matter is not resolved through mediation, then it shall be submitted to JAMS/Endispute, or its successor, for final and binding arbitration in Los Angeles, California.

(i) Mediation. Either party may commence mediation by providing to JAMS/Endispute and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The mediation will be conducted in accordance with the provisions of JAMS/Endispute's "Employment Mediation/Arbitration Rules" in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS/Endispute and with one another in selecting a mediator from JAMS/Endispute's panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS/Endispute employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

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(ii) Arbitration. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The parties will cooperate with JAMS/Endispute and with one another in selecting an arbitrator from JAMS/Endispute's panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith. The Company shall bear the fees and costs of the arbitration proceeding, but each party shall bear its own attorneys' fees. Both parties are entitled to be represented by counsel at the arbitration hearing and the rights and remedies otherwise available to the parties, if established, under applicable federal, state or local law, shall remain available in the arbitration proceeding. The provisions of this Section may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

(iii) Waiver of Right to Litigate in Court. By agreeing to have all disputes, claims or controversies arising out of or relating to Director's employment resolved through the arbitration, Director acknowledges his understanding that he is giving up any rights he might possess to have those matters litigated in a court or jury trial, including the right to judicial discovery and appeal except to the extent that they are specifically required by law. Director acknowledges his understanding that if he refuses to submit a claim to arbitration after agreeing to this provision, he may be compelled to arbitrate under federal or state law. Director represents that he has read and understood the foregoing and agrees to submission of all disputes, claims or controversies arising out of or relating to this Agreement to neutral arbitration in accordance with this Section. Director acknowledges and represents that his agreement to this arbitration provision is voluntary.

(f) Consultation with Counsel. Director acknowledges that he has been advised by and consulted with legal counsel prior to signing this Agreement and that he is entering into this Agreement knowingly and voluntarily.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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(h) Assignment and Successors. Neither party shall assign any right or delegate any obligation hereunder without the other party’s written consent, and any purported assignment or delegation by a party hereto without the other party’s written consent shall be void. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and Director, his heirs, executors, administrators and legal representatives.

(i) Counterparts. This document may be executed in multiple counterparts, each of which shall be considered an original. Electronically and/or digitally transmitted facsimile signatures shall be deemed valid as originals.

DIRECTOR AND RTH EACH ACKNOWLEDGE AND AGREE THAT THEY HAVE BEEN ADVISED THAT THIS AGREEMENT IS A BINDING LEGAL DOCUMENT. DIRECTOR AND RTH FURTHER AGREE THAT THEY HAVE EACH HAD ADEQUATE TIME AND A REASONABLE OPPORTUNITY TO REVIEW THE PROVISIONS OF THIS AGREEMENT, HAVE EACH OBTAINED LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS AGREEMENT THEY HAVE EACH ACTED VOLUNTARILY AND HAVE NOT RELIED UPON ANY REPRESENTATION MADE BY THE COMPANY OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT'S SUBJECT MATTER AND/OR EFFECT. DIRECTOR AND RTH EACH ACKNOWLEDGE IT HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer.

DATED: December 7, 2006

TECHNOCONCEPTS INC.	RTH CONSULTING INC.

By: /s/	By:	/s/
Antonio Turgeon, Chairman and CEO		Richard T. Hines, President

RICHARD T. HINES

By: /s/
Richard T. Hines, an individual

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